As filed with the Securities and Exchange Commission on September 26, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933
180 CONNECT INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-2650200 (I.R.S. Employer Identification Number)
6501 E. Belleview Avenue
Englewood, Colorado 80111
(303) 395-6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Peter Giacalone
Chief Executive Officer
180 Connect Inc.
6501 E. Belleview Avenue
Englewood, Colorado 80111
(303) 395-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Mark Selinger, Esq.
McDermott Will & Emery llp
340 Madison Avenue
New York, NY 10173
(212) 547-5400
(212) 547-5444 — Facsimile
     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective, as determined by market conditions and other factors.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, please check the following box. ☐

     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, please check the following box. ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Securities to be Registered	Registered(1)	Share(2)	Price(2)	Registration Fee
Common Stock, par value $0.0001 per share	942,060 (3)	$2.90	$2,731,974	$83.87

(1)	This registration statement shall cover any additional shares of registrant’s common stock which become issuable by reason of any stock dividend, stock split or any other similar transaction effected without the receipt of consideration that results in an increase in the number of shares of registrant’s outstanding common stock.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices for the registrant’s common stock as reported on the OTC Bulletin Board on September 21, 2007.
(3)	Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued as a result of the antidilution provisions of the warrants.
     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

Subject to Completion, dated September 26, 2007

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus
180 Connect Inc.
942,060 shares of common stock
     This prospectus relates to the resale of up to 942,060 shares of common stock, par value $0.0001 per share, of 180 Connect Inc. that may be offered and sold from time to time by certain selling stockholders named in this prospectus, to be issued upon the exercise of currently outstanding warrants originally issued to certain investors in a private placement by 180 Connect Inc., a Canadian corporation on March 21, 2006 and assumed by 180 Connect Inc. (formerly known as Ad.Venture Partners, Inc.) pursuant to an arrangement consummated on August 24, 2007.
     To the extent that the selling stockholders exercise all of the warrants covering the 942,060 shares of common stock registered for resale under this prospectus, we would receive approximately $4,079,120 in the aggregate from such exercises. We intend to use such proceeds for working capital and other general corporate purposes. We will not receive any of the proceeds from the sale of the underlying shares of common stock by the selling stockholders. All costs associated with this registration statement will be borne by us.
     Our shares of common stock are quoted on the OTC Bulletin Board under the symbol “CNCT.” On September 21, 2007, the closing sale price of our common stock was $2.85 per share.
     Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 to read about factors you should consider before buying shares of our common stock.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
          , 2007

ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC. By using a shelf registration statement, the selling stockholders may sell, from time to time, the shares of common stock issuable upon exercise of warrants.
     You should rely only on the information provided in or incorporated by reference in this prospectus, the registration statement, a prospectus supplement or an amendment to the registration statement. We have not authorized anyone to provide you with information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. The selling stockholders are offering to sell, and seeking offers to buy, only the shares of common stock covered by this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of securities.
     You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision. As used in this prospectus, “we,” “us,” “our,” “Ad.Venture Partners,” “180 Connect Inc.,” the “Company” and words of similar import refer to 180 Connect Inc. (formerly known as Ad.Venture Partners, Inc.) and, except where the context otherwise requires, our subsidiary, 180 Connect Inc., the entity with which we consummated an arrangement on August 24, 2007.

FORWARD-LOOKING STATEMENTS
     Some of the information contained or incorporated by reference in this prospectus constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they:
•	discuss future expectations;

•	contain projections of future results of operations or financial condition; or

•	state other “forward-looking” information.
     We believe it is important to communicate our expectations to our stockholders. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors and cautionary language discussed or incorporated by reference in this prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us in such forward-looking statements, including among other things:
•	the amount of cash on hand available to us;

•	our business strategy;

•	outcomes of government reviews, inquiries, investigations and related litigation;

•	continued compliance with government regulations;

•	legislation or regulatory environments, requirements or changes adversely affecting the business in which we are engaged;

•	fluctuations in customer demand;

•	management of rapid growth; and

•	general economic conditions.
     You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.
     All forward-looking statements included or incorporated herein attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.
     You should be aware that the occurrence of the events described in the “Risk Factors” portion of this prospectus, the documents incorporated herein and our other SEC filings could have a material adverse effect on our business, prospects, financial condition or operating results.

PROSPECTUS SUMMARY
     This summary contains basic information about us and our common stock. Because this is a summary, it is not complete and it does not contain all of the information that you should consider before investing. You should read this entire prospectus carefully, including the information incorporated by reference herein, especially the risks described under the caption “Risk Factors” and our financial statements and related notes incorporated in this prospectus by reference, before making an investment decision.
The Company
     We were organized as a Delaware blank check company in April 2005 by Howard S. Balter and Ilan M. Slasky for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more operating businesses in the technology, media or telecommunications industries. On August 31, 2005, we consummated an initial public offering of our securities.
The Arrangement
     On March 13, 2007, we entered into an arrangement agreement, as amended by amendment no. 1 thereto dated July 2, 2007 and further amended by amendment no. 2 thereto effective August 6, 2007, with 180 Connect Exchangeco Inc. (formerly 6732097 Canada Inc.), a corporation incorporated under the laws of Canada and our indirect wholly-owned subsidiary (“Purchaser”) and 180 Connect Inc., a corporation incorporated under the laws of Canada (“180 Connect (Canada)”), whereby Purchaser agreed to acquire all the outstanding 180 Connect (Canada) common shares in exchange for either shares of our common stock, exchangeable shares of Purchaser or a combination of shares of our common stock and exchangeable shares of Purchaser.
     On August 24, 2007, our stockholders voted to approve the arrangement. Holders of 1,672,288 shares issued in our initial public offering elected to convert their shares into cash.
     On August 24, 2007, we completed the arrangement with 180 Connect (Canada). At the closing, pursuant to the arrangement agreement, each 180 Connect (Canada) common share was exchanged for 0.6 shares of our common stock or 0.6 exchangeable shares of Purchaser. The exchangeable shares entitle the holders to dividends and other rights that are substantially economically equivalent to those of holders of our common stock, and holders of exchangeable shares will have the right, through the voting and exchange trust agreement, to vote at meetings of our stockholders. In addition, as part of the arrangement, all outstanding options to purchase 180 Connect (Canada) common shares were exchanged for options to purchase our common stock. We also assumed all of 180 Connect (Canada)’s obligations pursuant to 180 Connect (Canada)’s outstanding warrants, stock appreciation rights and convertible debentures. Upon completion of the arrangement, 180 Connect (Canada) became our indirect subsidiary and we changed our name to 180 Connect Inc.
     In connection with the approval of the arrangement, our stockholders voted to elect certain directors and approve a long-term incentive plan, selection of our auditors for the year ending December 31, 2007 and certain amendments to our certificate of incorporation, including a change in our name to “180 Connect Inc.,” the removal of the Article Fifth from our certificate of incorporation and the amendment of Article Sixth of our certificate of incorporation, an increase in our authorized capitalization and authorization and issuance of a special voting share.
     Following the completion of the arrangement, we changed the symbols of our common shares, warrants and units on the OTC Bulletin Board to the symbols CNCT, CNCTW and CNCTU, respectively.
     Our executive offices are located at 6501 E. Belleview Avenue, Englewood, Colorado 80111, and our telephone number is (303) 395-6000.
Background of 180 Connect (Canada)
     180 Connect (Canada) was incorporated under the Business Corporations Act (Alberta) on February 1, 1999 under the name Odyssey Technologies Inc. On May 28, 1999, 180 Connect (Canada) changed its name to Launchworks Inc., and on June 12, 2002 it continued under the Canada Business Corporations Act. On January 30, 2004, 180 Connect (Canada) changed its name to 180 Connect Inc.

     180 Connect (Canada) provides installation, integration and fulfillment services to the home entertainment, communications and home integration service industries. The principal market for 180 Connect (Canada)’s services is the United States. 180 Connect (Canada)’s customers include providers of satellite, cable and broadband media services as well as home builders, developers and municipalities. Consolidation in the media and communications industry has created national carriers, many of whom provide an integrated suite of advanced video, data and voice services to residential and commercial subscribers. Many of these national carriers made the strategic decision to outsource the majority of the physical implementation of their services several years ago, leading to the creation of a large and highly competitive technical support services industry, of which 180 Connect (Canada) is a member. 180 Connect (Canada) has evolved through a combination of internal growth and acquisitions. With a staff of more than 4,000 skilled technicians and 750 support personnel based in over 85 operating locations, 180 Connect (Canada) provides technical support services at 180 Connect (Canada)’s customers’ subscribers’ homes and businesses across the United States and parts of Canada. This infrastructure allows 180 Connect (Canada) to provide consistent service and utilize its expertise and resources to deploy increasingly complex technologies over large networks in a cost efficient manner.
     A summary of our business and operations is included in our Annual Report on Form 10-K for the year ended March 31, 2007 and our registration statement on Form S-4, filed on August 9, 2007, which are incorporated herein by reference.
The Offering
     This prospectus and the registration statement, of which this prospectus is a part, are being filed with the SEC to satisfy our obligations to the purchasers of convertible debentures and warrants. The convertible debentures are no longer outstanding and have been repaid in full. This prospectus and registration statement cover the resale by the selling stockholders of shares of common stock issuable upon the exercise of such warrants.

Securities that may be sold by the selling stockholders	Up to 942,060 shares of common stock issuable upon exercise of outstanding warrants. All of the shares offered by this prospectus are being sold by the selling stockholders. See the section entitled “Selling Stockholders.”

Offering proceeds	To the extent that the selling stockholders exercise all of the warrants covering the 942,060 shares of common stock, we would receive approximately $4,079,120 in the aggregate from such exercises. We intend to use such proceeds for working capital, and other general corporate purposes. We will not receive any proceeds from the sale of shares of common stock offered by this prospectus which will be sold for the account of the selling stockholders. See the section entitled “Use of Proceeds.”

OTC Bulletin Board Symbol	CNCT
Risk Factors
     Investing in our securities involves risks. You should carefully consider the information under “Risk Factors” beginning on page 5 and the other information included in this prospectus or incorporated by reference in this prospectus before investing in our securities.

RISK FACTORS
     You should consider carefully the following risk factors as well as other information in this prospectus or incorporated by reference in this prospectus before investing in any of our securities. If any of the following risks actually occur, our business, operating results and financial condition could be adversely affected. This could cause the market price of our common stock to decline, and you may lose all or part of your investment.
     As used in this section, “we,” “us,” “our,” “Ad.Venture Partners,” “180 Connect Inc.,” the “Company” and words of similar import refer to 180 Connect Inc. (formerly known as Ad.Venture Partners, Inc.) and, except where the context otherwise requires, our subsidiary, 180 Connect (Canada), the entity with which we consummated an arrangement on August 24, 2007.
Risks Related to Our Business and Industry
We have a history of operating losses and may not be able to achieve profitability.
     We began operating our business in 2000 through the acquisition of certain assets relating to the cable and satellite industries. We had a loss from continuing operations of $8.8 million for the year ended December 31, 2006. Our net losses from continuing operations were $5.4 million and $3.7 million for the years ending December 31, 2005 and December 25, 2004, respectively. If we are not profitable in the future, we may require additional sources of financing to meet ongoing requirements. We may continue to incur losses and remain unprofitable in the future.
We rely on one key customer for a substantial percentage of our revenue.
     DIRECTV Inc. (“DIRECTV”) accounted for 83%, 86% and 86% of our consolidated revenues for the years ended December 31, 2006, December 25, 2005 and December 27, 2004, respectively. We are materially dependent on this customer and the loss of this customer or a substantial reduction in the level of services provided to this customer would have a material adverse affect on us and the market price and value of our common shares. A number of factors impact the services that this customer or any of our other customers may require. Industry consolidation, technological developments, economic cycles, and internal budgetary constraints all affect the demand for our services. Our contract with DIRECTV does not afford us the exclusive right to provide our services to DIRECTV’s customers in the territories we serve, and the contract may be terminated by either party upon 180 days’ notice. Our contract with DIRECTV does not permit us to perform services for competitors of DIRECTV in the same markets where we perform services for DIRECTV without DIRECTV’s consent. In addition, our contract with DIRECTV can be cancelled on short notice and DIRECTV is generally not obligated to purchase additional services from us.
If we are unable to retain trained personnel, we may be unable to provide adequate service.
     Our ability to provide quality service and to meet the demand for our services depends upon our ability to retain an adequate number of trained personnel. We operate in an industry characterized by highly competitive labor markets and, similar to many of our competitors, we experience high employee turnover. It is possible that our labor expenses may increase due to a shortage in the supply of skilled field technicians and subcontractors and our efforts to reduce employee turnover. Additionally, labor expenses may increase if we are required to rely more extensively on overtime for our technicians to meet the demands for our services or if our employees unionize. We cannot be certain that we will be able to improve our employee retention rates or maintain an adequate skilled labor force necessary to operate efficiently and to support our growth strategy. Failure to do so could impair our ability to operate efficiently and to retain current customers and prospective customers which could cause our business to suffer materially. Additionally, the industry in which we operate is characterized by significant changes in technology. New technologies may replace existing technologies for transmission of video, data and voice. In order to remain competitive, we must continue to train our technicians to keep pace with technological developments in the industry. If we are unable to provide our technicians with adequate training in a timely manner, we may not be able to retain customers or attract new customers and our financial situation could be adversely affected.

Failure to successfully manage organic growth or growth through acquisitions could negatively impact our business.
     If we are unable to successfully manage our internal growth, our revenue, profitability, operating results and financial condition may be adversely affected. In addition, anticipated cost savings may not materialize, and we may experience operating losses. Our financial success could also be impaired by the following risks if future acquisitions are not integrated successfully:
•	substantial financial resources may be required to support acquisitions, which could have otherwise been utilized in the development of other aspects of our business;

•	acquisitions may result in liabilities and contingencies, which could affect our operations; and

•	we may incur significant expenses, or experience other financial or operational problems if we are unable to successfully integrate common systems and procedures with our current operational, financial and management systems.
No assurance can be given that our systems and procedures will be adequate to support or integrate the expansion of operations resulting from organic growth or an acquisition.
We depend on key employees for management and operations.
     We are dependent upon the retention of certain key executives and employees. Our future success will depend upon our ability to attract and retain additional qualified personnel to identify, investigate and negotiate future acquisitions and manage, oversee and staff acquired operations.
We are subject to litigation and other disputes which may lead to litigation.
     We are subject to various actual and potential claims, proceedings and lawsuits which may arise in the ordinary course of business. Claimants can seek large damage awards and these claims can involve potentially significant defense costs. We provide reserves for those claims which we believe to be adequate based on our current information and legal advice.
     We are currently party to a class action lawsuit in federal court in Seattle, Washington brought by current and former employees. The claims relate to alleged violations of Washington wage and hour laws. The class period dates back to April 2002. As a result of this class action, we have established a reserve for estimated costs of $1.5 million. In addition, we are the defendant in a purported class action case in California for which we have not established reserves. We are also subject to a number of individual employment related lawsuits.
Our actual losses may exceed our insurance expense estimates.
     We maintain a self-insurance program for casualty coverage, including workers compensation, automobile and general liability coverage. As part of the self-insurance program, we are required to pay up to $500,000 for each individual workers compensation claim and up to $350,000 for each auto liability claim. The aggregate limit is $26,650,000 for all workers compensation and automobile liability claims. We are required to pay up to $500,000 for each general liability claim for the period ended April 30, 2007. We estimate, on a monthly basis, our potential liability for property and casualty claims, including workers compensation, automobile and general liability claims incurred within a particular policy year. These estimates take into account policy loss limits and future anticipated payouts on an individual claim basis and form the basis of our annual insurance expense. We generally accrue for liability for losses over a twelve-month period based on our then current estimate of losses. In some cases, we may be required to make further accruals and payments where actual losses in prior periods exceed estimated amounts. If our estimates of potential liability prove to be inaccurate, we could experience a reduction in our profitability and liquidity and a weakening of our financial condition.

We are subject to competition and may not be able to maintain our position within the industry.
     We face competition from other providers of installation services and may not be able to maintain or strengthen our competitive position within the industry. There are a number of factors that determine the level of competitive intensity in our industry. First, there are relatively few barriers to entry into the markets in which we operate. Therefore, any entity that has sufficient financial resources and access to technical expertise may become a competitor. Second, competitors may have lower cost structures, which they are able to pass along to customers in the form of lower rates. Third, some of our existing or potential customers may themselves perform some of the same services we perform. If we are unable to maintain or enhance our competitive position and the quality of our service offering, our business, operating results and financial condition may be adversely affected. There can be no assurance that we will be able to compete successfully against our current or future competitors.
Our revenue and liquidity are subject to seasonal fluctuations.
     Our customers’ subscriber growth, and thus our revenue, tends to be higher in the third and fourth quarters of the year. While subscriber activity is subject to seasonal fluctuations, it may also be affected by competition and varying amounts of promotional activity undertaken by our customers. Additionally, actual work order volume for any quarter may be lower than the quarterly projections provided to us by our customers resulting in increased levels of inventory and a decrease in revenue and liquidity. There can be no assurance that we would have sufficient liquidity or be able to obtain additional financing on satisfactory terms, or at all, in the event a shortfall was to occur in the future.
Consolidation of broadband carriers could result in a reduction of our customer base.
     From time to time, the home entertainment and communications, cable, telecommunications, satellite and wireless industries have experienced significant consolidation activity. Consolidation among our customers could have the effect of reducing the number of our current or prospective customers, which could lead to increased dependence on a smaller number of customers or the loss of customers who elect to use a competitor.
We have not and do not expect to pay cash dividends which may cause the price of our common stock to decline.
     We have never paid a cash dividend on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We intend to retain future cash earnings, if any, for reinvestment in the development and expansion of our business. A decision to pay cash dividends in the future will be made by our board of directors and will be dependent on our financial condition, results of operations, capital requirements and any other factors our board of directors decides is relevant. As a result, an investor will only recognize an economic gain on an investment in our common stock from an appreciation in the price of such common stock.
The pro forma condensed combined financial statements are not an indication of our actual financial condition or results of operations following the arrangement.
     The unaudited pro forma condensed combined financial statements contained in the proxy statement/prospectus relating to stockholder approval of our arrangement and our current report on Form 8-K filed in connection with the consummation of the arrangement with 180 Connect (Canada) are not an indication of our actual financial condition or results of operations following the arrangement. The unaudited pro forma condensed combined financial statements have been derived from the historical financial statements of the combined entities and many adjustments and assumptions have been made regarding the combined company after giving effect to the arrangement. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with complete accuracy. As a result, our actual financial condition and results of operations following the arrangement may not be consistent with, or evident from, these unaudited pro forma financial statements. In addition, our actual earnings per share, which is referred to as EPS, following the arrangement may decrease below that reflected in the unaudited pro forma condensed combined financial information for several reasons. The assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect our actual EPS following the arrangement.

We incurred significant costs associated with the arrangement with 180 Connect (Canada), which has reduced the amount of cash otherwise available for other corporate purposes.
     As a result of the completion of the arrangement with 180 Connect (Canada), we have incurred significant costs associated with the arrangement. These costs have reduced the amount of cash otherwise available for other corporate purposes. We incurred significant direct transaction costs in connection with the arrangement. Further, we may incur additional material charges reflecting additional costs associated with the arrangement in fiscal quarters subsequent to the current fiscal quarter. There is no assurance that the significant costs associated with the arrangement will prove to be justified in light of the benefits ultimately realized.
Prior to the arrangement with 180 Connect (Canada), we did not have any operations and 180 Connect (Canada) never operated as a U.S. public company. Fulfilling our obligations as a public company going forward will be expensive and time consuming.
     Prior to the arrangement, 180 Connect (Canada), as a Canadian public company, had not been required to assess the operating effectiveness of its internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Although we maintained disclosure controls and procedures and internal control over financial reporting as required under the federal securities laws with respect to our activities, we have not been required to establish and maintain such disclosure controls and procedures and internal controls over financial reporting as will be required with respect to a public company with substantial operations. Under the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission (the “SEC”), we are required to implement additional corporate governance practices and adhere to a variety of reporting requirements and accounting rules. Compliance with these obligations will require significant time and resources from our management and our finance and accounting staff and will significantly increase our legal, insurance and financial compliance costs. As a result, our operating income as a percentage of revenue is likely to be lower.
The completion of the arrangement could result in disruptions in business, loss of customers or contracts or other adverse effects.
     The completion of the arrangement may cause disruptions, including potential loss of customers and other business partners, in our business, which could have material adverse effects on our business and operations. Although we believe that our business relationships are and will remain stable, our customers, and other business partners, in response to the arrangement, may adversely change or terminate their relationships with us, which could have a material adverse effect on our business.
Risks Related to Our Common Stock
The price of our common stock is volatile and may be less than what you originally paid for your shares of common stock.
The price of our common stock may be volatile, and may fluctuate due to factors such as:
•	actual or anticipated fluctuations in quarterly and annual results;

•	mergers, consolidations and strategic alliances in the communication and broadcast services industry;

•	market conditions in the equipment installation industry;

•	our earnings estimates and those of our publicly held competitors; and

•	the general state of the stock markets.
     The communication and broadcast services industry has been highly unpredictable and volatile. The market for common stock of companies in this industry may be equally volatile. Our common stock may trade at prices lower than what you originally paid for your corresponding shares of our common stock prior to the arrangement.

The exercise of our outstanding convertible securities will result in a dilution of our current stockholders’ voting power and an increase in the number of shares eligible for future resale in the public market which may negatively impact the market price of our shares.
     We have outstanding redeemable public warrants to purchase an aggregate of 18,000,000 shares of common stock as of August 24, 2007. These warrants will be exercised only if the $5.00 per-share exercise price is below the market price of our common stock. To the extent they are exercised, additional shares of our common stock will be issued, which will result in dilution to our stockholders and will increase the number of shares eligible for resale in the public market. We also sold to Wedbush Morgan Securities Inc. in our initial public offering an option to purchase up to 450,000 units at $7.50 per unit, part of which was transferred to Maxim Group LLC following our initial public offering, with each unit comprised of one share of common stock and two warrants. In addition, the issuance of up to 942,060 shares of our common stock upon exercise of outstanding warrants originally issued in 180 Connect (Canada)’s private placement, as well as the issuance of up to 250,000 shares of our common stock upon the exercise of outstanding warrants issued to Laurus in connection with amendment of 180 Connect (Canada)’s credit arrangement with Laurus on July 2, 2007, the issuance of 600,000 shares of common stock upon the exercise of a warrant issued to Laurus by 180 Connect (Canada) prior to the arrangement, as well as stock options and other awards pursuant to our 2007 Long-Term Incentive Plan, will further dilute our existing stockholders’ voting interest. In addition to the dilutive effects described above, the conversion or exercise of those securities would lead to a potential increase in the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our shares.
Our common stock is traded on the OTC Bulletin Board, which may make it more difficult for stockholders to dispose of or to obtain accurate quotations as to the value of our common stock.
     Our common stock is quoted on the OTC Bulletin Board. As a result, there may be no or only a limited public market for our common stock and you may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock. In addition, the “penny stock” regulations of the SEC might apply to transactions in the common stock. A “penny stock” generally includes any over-the-counter equity security that has a market price of less than $5.00 per share. The SEC regulations require the delivery, prior to any transaction in a penny stock, of a disclosure schedule prescribed by the SEC relating to the penny stock. A broker-dealer effecting transactions in penny stocks must make disclosures, including disclosure of commissions, and provide monthly statements to the customer with information on the limited market in penny stocks. These requirements may discourage broker-dealers from effecting transactions in penny stocks. If the penny stock regulations were to become applicable to transactions in shares of our common stock, they could adversely affect your ability to sell or otherwise dispose of your shares.
USE OF PROCEEDS
     The shares covered by this prospectus are issuable upon exercise of warrants to purchase our common stock. Upon any exercise for cash of the warrants, the selling stockholders will pay us the exercise price of the warrants, or $4.33 per share. Assuming the exercise of all of the warrants covered by this prospectus, we will receive proceeds of approximately $4,079,120. Any proceeds we receive from the exercise of warrants will be used for working capital and general corporate purposes.
     We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders. The proceeds from the sale of the common stock offered pursuant to this prospectus are solely for the accounts of the selling stockholders. See “Selling Stockholders” and “Plan of Distribution” below.
     The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

SELLING STOCKHOLDERS
     180 Connect (Canada) originally issued certain convertible debentures and the warrants in private placements to Midsummer Investment, Ltd., Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio and Camofi Master LDC in March 2006 pursuant to Section 4(2) of the Securities Act. We assumed the obligations of 180 Connect (Canada) under the convertible debentures and warrants in connection with the completion of the arrangement on August 24, 2007.
     In connection with the completion of the arrangement, on August 29, 2007, Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio and Camofi Master LDC accelerated the maturity of their convertible debentures pursuant to the terms thereof, which were paid on August 29, 2007, and on September 10, 2007, Midsummer Investment, Ltd. accelerated the terms of its convertible debenture which was paid on September 24, 2007. Accordingly, the convertible debentures are no longer outstanding.
     The shares of common stock being offered by the selling stockholders are those issuable to the selling stockholders upon exercise of outstanding warrants. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Unless otherwise described below, to our knowledge, no selling stockholder nor any of its affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.
     Information with respect to beneficial ownership is based upon information provided by or on behalf of the selling stockholders. The following table sets forth information as of August 30, 2007 regarding the common stock beneficially owned by each selling stockholder that may be offered using this prospectus.
     In accordance with the terms of registration rights agreements with the holders of the warrants, this prospectus generally covers the resale of the shares of common stock issuable upon exercise of the warrants, determined as if the outstanding warrants were exercised in full, as of the trading day immediately preceding the date this registration statement was initially filed with the SEC.
     Under the terms of the warrants, a selling stockholder may not exercise the warrants, to the extent such exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock that would exceed 4.99% of our then outstanding shares of common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrants that have not been exercised. The number of shares in the second column does not reflect this limitation.
     A selling stockholder may offer all, some or none of the shares of the common stock issuable upon exercise of the outstanding warrants. Accordingly, no estimate can be given as to the amount or percentage of our common stock that will be held by the selling stockholders upon termination of sales pursuant to this prospectus. Information about the selling stockholders may change over time. Changed information will be set forth in supplements to this prospectus or amendments to the registration statement of which this prospectus is a part, if and as required. We have no arrangements or understandings with any stockholder to distribute the securities.

	Number of Shares of	Number of Shares of	Percentage of
	Common Stock	Common Stock that	Common Stock
Name of Selling Stockholder	Beneficially Owned	may be Offered (1)	Outstanding (2)
Midsummer Investment, Ltd. (3)	528,948	528,948	2.27%

Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio (4)	206,556	206,556	* %

Camofi Master LDC (5)	270,396	206,556	1.16%

*	Less than 1%.

(1)	Assumes exercise of all of the holder’s outstanding warrants. The numbers of shares of common stock will be subject to adjustment upon a stock dividend, stock split and upon the occurrence of certain transactions. As a result, the number of shares of common stock issuable upon exercise of the warrants may be adjusted in the future.

(2)	Calculated based on Rule 13d-3(d)(1)(i)), using 23,220,892 shares of common stock outstanding as of September 20, 2007. In calculating the amount for each holder, we treated as outstanding the number of shares of common stock issuable upon exercise of all of that holder’s warrants, but we did not assume conversion of any other convertible, exercisable or exchangeable securities of the Company.

(3)	The selling stockholder has informed us that Midsummer Capital, LLC is the investment manager to Midsummer Investment, Ltd. By virtue of such relationship, Midsummer Capital, LLC may be deemed to have dispositive power over the shares owned by Midsummer Investment, Ltd. Midsummer Capital, LLC disclaims beneficial ownership of such shares. Mr. Michel Amsalem and Mr. Scott Kaufman have delegated authority from the members of Midsummer Capital, LLC with respect to the shares of common stock owned by Midsummer Investments, Ltd. Messrs. Amsalem ad Kaufman may be deemed to share dispositive power over the shares of common stock owned by Midsummer Investments, Ltd. Messrs. Amsalem and Kaufman disclaim beneficial ownership of such shares of our common stock and neither person has any legal right to maintain such delegated authority.

(4)	The selling stockholder has informed us that pursuant to an investment management agreement, RG Capital management, L.P. (“RG Capital”) serves as the investment manager of Radcliffe SPC, Ltd.’s Class A Convertible Crossover Segregated Portfolio. RGC Management Company, LLC (“Management”) is the general partner of RG Capital. Steve Katznelson and Gerald Stahlecker serve as the managing members of Management. Each of RG Capital, Management and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio.

(5)	The selling stockholder has informed us that Richard Smithline has beneficial ownership of the securities owned by Camofi Master LDC.
PLAN OF DISTRIBUTION
     Each Selling Stockholder of the common stock may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. As used herein, “Selling Stockholders” includes donees, pledgees, transferees, or other successors-in-interest selling shares received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. A Selling Stockholder may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.
     The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.
     Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (and/or, if any broker-dealer acts as agent for the purchaser of shares or sells as principal to a purchaser, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.
     In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
     The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares sold by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock, and that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by such Selling Stockholder. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).
     The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares against certain liabilities, including liabilities arising under the Securities Act.
     Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.
     We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).
     Upon the Company being notified by a Selling Stockholder of the number of shares involved, the names of the Selling Stockholder(s), the sale price(s), the names of any agent, broker-dealer(s) or underwriter(s) and any applicable commissions or discounts with respect to a particular transaction, such information will, if and to the extent required, be set forth in a supplement to this prospectus or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
     We incorporate by reference the filed documents listed below, except as superseded, supplemented or modified by this prospectus, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”):
•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2007;

•	Amendment No. 1 to our Annual Report on Form 10-K/A for the fiscal year ended March 31, 2007;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007;

•	the description of our common stock contained in our Form 8-A as filed with the Commission on August 22, 2007;

•	Amendment No. 1 to the description of our common stock contained in our Form 8-A/A as filed with the Commission on August 24, 2007;

•	our Current Reports on Form 8-K filed with the SEC on July 9, 2007, August 9, 2007, August 24, 2007, August 30, 2007, September 10, 2007 and September 11, 2007;

•	our registration statement on Form S-4, filed on August 9, 2007; and

•	all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering of securities.
     Potential investors may obtain a copy of any of the agreements summarized herein (subject to certain restrictions because of the confidential nature of the subject matter) or any of our SEC filings without charge by written or oral request directed to 180 Connect Inc., 6501 E. Belleview Avenue, Englewood, Colorado 80111, Attention: President.
     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.
WHERE YOU CAN FIND MORE INFORMATION
     This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information contained in this prospectus or incorporated by reference. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock.
     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read, without charge, and copy the documents we file with the SEC at the SEC’s public reference room at 100 F Street, NE in Washington, D.C. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at no cost from the SEC’s website at http://www.sec.gov.

LEGAL MATTERS
     The validity of the securities offered in this prospectus was passed upon for us by McDermott Will & Emery LLP.
EXPERTS
     The consolidated balance sheets of 180 Connect (Canada) at December 31, 2006 and December 31, 2005, and the consolidated statements of operations and comprehensive loss and cash flows for the year ended December 31, 2006 and for the periods from December 26, 2004 to December 31, 2005 and from December 28, 2003 to December 25, 2004 incorporated by reference in this prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its report, appearing in the Current Report on Form 8-K filed with the SEC on August 30, 2007 and are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
     The balance sheet of Ad.Venture Partners, Inc. at March 31, 2007 and 2006 and the statements of operations and cash flows for the fiscal year ended March 31, 2007 and for the period from April 7, 2005 (date of inception) through March 31, 2006, as restated, have been audited by Eisner LLP, independent registered public accounting firm, as set forth in its report, appearing in our annual report on Form 10-K filed on June 8, 2007 and are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, all of which shall be borne by the registrant. All of such fees and expenses, except for the SEC Registration Fee, are estimated:

SEC Registration Fee	$84
Accounting Fees and Expenses	10,000
Printing Fees and Expenses	10,000
Legal Fees and Expenses	10,000
Transfer Agent’s Fees and Expenses	0
Miscellaneous Fees and Expenses	0

Total	$30,084

Item 15. Indemnification of Directors and Officers
     Article Seventh of our Amended and Restated Certificate of Incorporation provides as follows:
     “Seventh. The following paragraphs shall apply with respect to liability and indemnification of officers and directors:
          A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.
          B. The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding or which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby.
     Section 145 of the Delaware General Corporation Law provides as follows:
     “Section 145. Indemnification of officers, directors, employees and agents; insurance.
     (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
     (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
     (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
     (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
     (e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.
     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

     (h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.
     (i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.
     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
     (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
Item 16. Exhibits.
     (a) The following exhibits are filed as part of this registration statement:

Exhibit No.	Description

4.1	Specimen Common Stock Certificate (1)

4.2	Registration Rights Agreement dated March 21, 2006 among 180 Connect Inc. and Midsummer Investment Ltd., Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segmented Portfolio, and CAMOFI Master LDC. (2)

4.3	Common Stock Purchase Warrant to purchase 206,556 common shares. (2)

4.4	Common Stock Purchase Warrant to purchase 528,948 common shares. (2)

4.5	Common Stock Purchase Warrant to purchase 206,556 common shares. (2)

5.1	Opinion of McDermott Will & Emery LLP

23.1	Consent of Eisner LLP

23.2	Consent of Ernst & Young LLP

23.3	Consent of McDermott Will & Emery LLP (incorporated by reference from Exhibit 5.1)

24	Power of Attorney (3)

(1)	Incorporated by reference to Amendment No. 1 contained in our Form 8-A/A as filed with the Commission on August 24, 2007; (SEC File No. 001-33670).

(2)	Incorporated by reference to Ad.Venture Partners, Inc.’s Registration Statement on Form S-4 (SEC File No. 333-142319)

(3)	Previously filed.
Item 17. Undertakings.
     (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;
               ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
               iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
          provided, however, that
          (A) subparagraphs (i) and (ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by these subparagraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.
          (B) subparagraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by these subparagraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
               i. If the registrant is relying on Rule 430B:
                    (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
                    (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract or sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract or sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
          ii. If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of a registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract or sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in this city of Englewood, state of Colorado, on September 26, 2007.

180 Connect Inc.
By:	/s/ Steven Westberg
Steven Westberg
Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. This document may be executed by the signatories hereto on any number of counterparts, all of which shall constitute one and the same instrument.

Signature	Title	Date

/s/ M. Brian McCarthy M. Brian McCarthy	Chairman	September 26, 2007
/s/ Peter Giacalone Peter Giacalone	Chief Executive Officer and Director	September 26, 2007
* Howard S. Balter	Director	September 26, 2007
* Ilan M. Slasky	Director	September 26, 2007
* Lawrence J. Askowitz	Director	September 26, 2007
/s/ David Hallmen David Hallmen	Director	September 26, 2007
/s/ Joel R. Meltzner Joel R. Meltzner	Director	September 26, 2007
/s/ Jiri Modry Jiri Modry	Director	September 26, 2007
/s/ Byron Osing Byron Osing	Director	September 26, 2007

*	By:	/s/ Howard S. Balter
Howard S. Balter
pursuant to power of attorney

EXHIBIT INDEX

Exhibit No.	Description

4.1	Specimen Common Stock Certificate (1)

4.2	Registration Rights Agreement dated March 21, 2006 among 180 Connect Inc. and Midsummer Investment Ltd., Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segmented Portfolio, and CAMOFI Master LDC. (2)

4.3	Common Stock Purchase Warrant to purchase 206,556 common shares. (2)

4.4	Common Stock Purchase Warrant to purchase 528,948 common shares. (2)

4.5	Common Stock Purchase Warrant to purchase 206,556 common shares. (2)

5.1	Opinion of McDermott Will & Emery LLP

23.1	Consent of Eisner LLP

23.2	Consent of Ernst & Young LLP

23.3	Consent of McDermott Will & Emery LLP (incorporated by reference from Exhibit 5.1)

24	Power of Attorney (3)

(1)	Incorporated by reference to Amendment No. 1 contained in our Form 8-A/A as filed with the Commission on August 24, 2007; (SEC File No. 001-33670).

(2)	Incorporated by reference to Ad.Venture Partners, Inc.’s Registration Statement on Form S-4 (SEC File No. 333-142319)

(3)	Previously filed.